Exhibit 99.1

Kryptic Entertainment Inc. Announces Name Change to Farm Lands of Guinea, Inc. and New Ticker Symbol of "FLGI"

FOLLOWS COMPLETION OF GOING-PUBLIC TRANSACTION FOR A QUARTER MILLION ACRES OF WEST AFRICAN AGRICULTURAL ASSETS

NEW YORK and LONDON, April 1, 2011 /PRNewswire/ -- Kryptic Entertainment Inc. has officially changed its name to Farm Lands of Guinea, Inc. (the "Company" or "FLG"), and will trade from today forward under the new ticker symbol of "FLGI" following its recent equity offering and share exchange.  FLG through its 90%-owned subsidiary, Land & Resources (Guinea) SA ("Land & Resources"), controls nearly a quarter of a million acres of underutilized West African agricultural holdings under an agreement with the Ministry of Agriculture of Guinea ("MAG").  Last month FLG completed a reverse merger transaction to become a publicly-traded company in the U.S., valuing the Company at USD$45 million.

"The name change to Farm Lands of Guinea and our new FLGI symbol are key to our launch into the U.S. capital markets," said FLG CEO Michael Barton. "We look forward to driving FLG's future growth and expansion as a public company," Mr. Barton added.

Land & Resources is a development stage agricultural company in the Republic of Guinea ("Guinea").  It intends to engage in acquiring and consolidating farm land and operations in Guinea and rehabilitating them back into production using modern agricultural techniques and practices.  Land & Resources currently plans to develop 8,815 hectares in the villages of N'Dema and Konindou to grow maize and soybeans in rotation as a pilot scheme for the development of 98,400 hectares lying to the south and east of Saraya.

Pursuant to the Contract for a Program of Agricultural Development in Guinea dated September 16, 2010 (the "Contract for Development"), MAG has agreed to grant to Land & Resources 99-year leases over two parcels of land in the villages of N'Dema and Konindou of 5,340 and 3,475 hectares respectively to be developed as agricultural land.

On the same date, Land & Resources and MAG entered into an Option Agreement (the "Option Agreement") pursuant to which Land & Resources was granted an option to assume a lease of approximately 98,400 hectares (243,151 acres) located in the village of Saraya in Guinea (the "Option Land").

On October 25, 2010 Land & Resources signed a Protocol d'Accord with MAG (the "Protocol D'Accord") under which the Company undertook obligations to survey and map additional underutilized land in Guinea estimated to be up to 1.5 million hectares (3.7 million acres) of combined area and prepare it for third party development under 99-year leases.

FLG proposes to develop the leased land to grow in rotation, maize and soybeans.  Given the rainfall, the temperature profile and the nature of the soil, it is anticipated that the land when developed will produce about 4 tons of soybeans per hectare.  The rotation will be one year of maize followed by two years of Soya.  FLG's program represents a major breakthrough for the new democratically-elected government of the Republic of Guinea in their priority plans for food self-sufficiency.  The completion of FLG's agricultural activities will result in a multi-million dollar inward investment into the Republic of Guinea.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Resource Acquisition's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in Guinea, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.

Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in Guinea, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company's ability to maintain its competitive position and dependence on key management.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CONTACTS:
Michael Barton, CEO
Farm Lands of Guinea, Inc.
+44 1257 480597
http://www.farmlandsofguinea.com
Dan McClory, Managing Director
Hunter Wise Financial Group, LLC
+1 949 732 4102
dmcclory@hunterwise.com